EXHIBIT 1

                              [ ADAGE, INC. LOGO ]


400 Willowbrook Lane
West Chester, PA 19382
(610) 430-3900   FAX 431-9636


                         Summary: Adage, Inc. to distribute stock of Relm Communications, Inc.


                 Company Contact:       Donald F.U. Goebert
                                        Chairman & President
                                        Adage, Inc.
                                        (610) 430-3900


FOR IMMEDIATE RELEASE:
- ----------------------


     WEST CHESTER, PENNSYLVANIA, JUNE 25, 1996.... ADAGE, INC. (NASDAQ-ADGE);
The Board of Directors has tentatively approved a proposal to distribute to Adage, Inc. shareholders, all of the common stock of its wholly owned subsidiary, RELM Communications, Inc. Such a distribution would require the approval of the shareholders, as well as other independent entities. A "private letter" ruling from the Internal Revenue Service that the distribution is tax free will be sought. The earliest that such a distribution could occur would be in November, 1996.

     RELM Communications, Inc. designs, manufactures and distributes land mobile communications equipment and demand side management systems and products. Its brand names include RELM, BK Radio, and Bendix/King. It expects sales for 1996 of $50,000,000 and improving earnings. Upon completion of the spin-off, it is estimated that it would have total assets of $30,000,000 and an equity of $20,000,000.

     After the distribution, Adage, Inc. would continue to own the Fort Orange Paper Company, Inc., a $25,000,000 business in the folding carton and paperboard business. It would also own Allister Manufacturing, Inc., a $12,000,000 business in garage door and gate openers. With the continuance of these businesses, the gross sales of Adage, Inc. would be $37,000,000 with total assets of $27,000,000 and a net worth of $13,000,000.

     It is the belief of management that the separation of the companies will facilitate the growth of RELM Communications and better enable it to take advantage of opportunities that are present in the wireless communications field.